EXHIBIT 99.1

Amphenol	News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2007 SECOND QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  July 18, 2007.  Amphenol Corporation (NYSE-APH) reported today that second quarter 2007 diluted earnings per share increased 31% to $.46 compared to $.35 per share for the comparable 2006 period before flood-related charges.  Such per share amount for 2006 excludes the effect of a $15 million one-time charge relating to previously announced flood damage at the Company’s Sidney, New York facility.  Including such charge, diluted earnings per share for the second quarter 2006 was $.29.  (All per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2007.)  Sales for the second quarter 2007 increased 14% to $688.8 million compared to $606.6 million for the 2006 period.  Currency translation had the effect of increasing sales by approximately $13.0 million in the second quarter 2007 compared to the 2006 period.

For the six months ended June 30, 2007, diluted earnings per share was $.89 compared to $.66 per share before flood-related charges for the 2006 period.  Including flood-related charges, earnings per share for the 2006 period was $.60.  Sales for the six months ended June 30, 2007 were $1,339.9 million compared to $1,175.6 million for the 2006 period.  Currency translation had the effect of increasing sales by approximately $27.5 million for the six month 2007 period when compared to the 2006 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are pleased to close a record second quarter with sales of $689 million and earnings per share of $.46.  Sales grew 14% over last year.  Growth was broad based reflecting the benefits of a diverse market footprint with particular strength in the military and commercial aerospace and automotive markets, and included all geographic regions.  Both segments of the business performed well in the quarter.  The interconnect segment of our business (approximately 90% of sales) grew 14% over last year and the cable segment of our business (approximately 10% of sales) grew 8%.  Our strong growth reflects our continued commitment to develop performance enhancing technologies for our customers in all of our markets.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Amphenol achieved excellent operating leverage in the quarter with an operating income margin of 19.4% in the second quarter compared to 17.8% in the second quarter of 2006 (before flood-related charges for the 2006 period).  The combination of strong top line growth focused on value added application specific products together with a continued strong focus on all elements of cost, contributed significantly in the quarter and provides a solid base for future performance.  Furthermore, net income, that is income after interest expense and taxes, was approximately 12% of sales, another indication of the Company’s excellent profitability.  The Company continues to be an excellent generator of cash.  Cash flow from operations remained strong in the quarter at $83 million.”

“The second quarter was good in all respects.  I am very proud of our organization as we continue to execute well.  We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets and an increasing presence with the major companies in these markets.  We are the world’s third largest interconnect company with an expanded platform for creating value.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are raising our guidance for the full year 2007 to achieve revenues and EPS in the range of $2,710 million to $2,750 million and $1.79 to $1.83, respectively, an increase of 10% to 11% and 22% to 24% over 2006 revenues and EPS before flood-related charges, respectively.  This compares to the Company’s previous guidance of revenues and EPS in the range of $2,670 million to $2,715 million and $1.75 to $1.80, respectively.  For the third quarter 2007 we expect revenues in the range of $680 million to $695 million and EPS in the range of $.44 and $.46, respectively.  We are very excited about the future and confident in the ability of our excellent organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (ET) July 18, 2007.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, July 20, 2007.  The replay numbers are as follows:  toll free dial-in number is 800-793-2380 and International dial-in number is 203-369-3339.

A live broadcast as well as a replay will also be available on the Internet at
http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2006, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$688,836	$606,598	$1,339,920	$1,175,589

Cost of sales (1)	463,212	413,898	903,728	803,074

Gross profit (1)	225,624	192,700	436,192	372,515

Selling, general and administrative expense (1)	92,211	84,690	180,182	166,114
Casualty loss related to flood	—	15,000	—	15,000

Operating income	133,413	93,010	256,010	191,401

Interest expense	(8,979)	(10,002)	(18,021)	(20,186)
Other expenses, net	(3,639)	(3,394)	(6,788)	(6,118)

Income before income taxes	120,795	79,614	231,201	165,097

Provision for income taxes	(36,799)	(26,273)	(69,501)	(54,482)

Net income	$83,996	$53,341	$161,700	$110,615

Net income per common share — Basic (2)	$0.47	$0.30	$0.91	$0.62

Average shares outstanding — Basic (2)	178,624,152	179,089,062	178,379,815	178,992,230

Net income per common share — Diluted (2) (3)	$0.46	$0.29	$0.89	$0.60

Average shares outstanding — Diluted (2)	182,686,329	183,481,596	182,598,444	183,271,876

(1) — As described in the Company’s 2006 Form 10-K, the Company changed the presentation of the Consolidated Statements of Income to remove the separate caption for depreciation and amortization and include depreciation and amortization expense in Cost of sales and Selling, general & administrative expense allowing for Gross profit to be presented.

(2) — On January 17, 2007, the Company announced a 2-for-1 stock split that was effective for stockholders of record as of March 16, 2007. The additional shares were distributed on March 30, 2007 and the share information included herein reflects the effect of such stock split.

(3) — Excluding the effect of the flood-related casualty loss, the diluted earnings per share for the three and six months ended June 30, 2006, was $0.35 and $0.66 respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$110,668	$74,135
Accounts receivable, less allowance for doubtful accounts of $13,817 and $14,677, respectively.	427,898	383,858
Inventories	425,903	416,499
Prepaid expenses and other assets	77,076	60,113

Total current assets	1,041,545	934,605

Land and depreciable assets, less accumulated depreciation of $439,244 and $404,401, respectively.	291,604	274,143
Deferred debt issuance costs	2,588	2,947
Goodwill	946,346	926,242
Other assets	50,451	57,460

	$2,332,534	$2,195,397

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$232,358	$234,868
Accrued interest	4,144	4,156
Accrued salaries, wages and employee benefits	48,962	53,158
Other accrued expenses	96,581	149,545
Dividends payable	2,696	2,691
Current portion of long-term debt	2,170	3,241

Total current liabilities	386,911	447,659

Long-term debt	683,802	677,173
Accrued pension and post employment benefit obligations.	145,598	138,312
Other liabilities	56,667	29,259

Shareholders’ Equity:
Common stock	180	178
Additional paid-in deficit	(75,702)	(119,420)
Accumulated earnings	1,245,514	1,142,536
Accumulated other comprehensive loss	(72,472)	(81,084)
Treasury stock, at cost	(37,964)	(39,216)

Total shareholders’ equity	1,059,556	902,994

	$2,332,534	$2,195,397

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended
	June 30,
	2007	2006

Net income	$161,700	$110,615
Adjustments for cash from operations:
Depreciation and amortization	39,684	36,480
Amortization of deferred debt issue costs	359	262
Stock-based compensation	5,992	3,987
Casualty loss related to flood, net of insurance recoveries	—	15,000
Net change in non-cash components of working capital.	(72,569)	(37,152)
Other long term assets and liabilities	10,512	13,783

Cash provided by operations	145,678	142,975

Cash flow from investing activities:
Capital additions, net	(51,432)	(33,931)
Proceeds from disposal of fixed assets	500	1,844
Purchase of short term investments	(4,208)	—
Investments in acquisitions	(37,579)	(14,848)

Cash flow used in investing activities	(92,719)	(46,935)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	5,510	(76,157)
Purchase of treasury stock	(51,947)	(20,216)
Proceeds from exercise of stock options	19,650	9,763
Excess tax benefits from stock-based payment arrangements	15,717	3,185
Dividend payments	(5,356)	(5,364)

Cash flow used in financing activities	(16,426)	(88,789)

Net change in cash and cash equivalents	36,533	7,251
Cash and cash equivalents balance, beginning of period	74,135	38,669

Cash and cash equivalents balance, end of period	$110,668	$45,920

Cash paid during the year for:
Interest	17,762	20,774
Income taxes paid, net of refunds	52,925	46,700

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Trade Sales:
Interconnect Products	$618,250	$541,132	$1,203,515	$1,050,190
Cable Products	70,586	65,466	136,405	125,399
Consolidated	$688,836	$606,598	$1,339,920	$1,175,589

Operating income:
Interconnect Products	$134,212	$108,559	$259,093	$208,428
Cable Products	8,932	7,793	16,853	14,084
Stock-based compensation expense	(3,003)	(2,143)	(5,993)	(3,924)
Other operating expenses	(6,728)	(6,199)	(13,943)	(12,187)
Casualty loss related to flood	—	(15,000)	—	(15,000)
Consolidated	$133,413	$93,010	$256,010	$191,401

ROS%:
Interconnect Products	21.7%	20.1%	21.5%	19.8%
Cable Products	12.7%	11.9%	12.4%	11.2%
Corporate — Stock-based compensation	-0.4%	-0.4%	-0.4%	-0.3%
Corporate — all other	-1.0%	-1.0%	-1.0%	-1.0%

Consolidated excluding flood-related charges	19.4%	17.8%	19.1%	17.6%
Consolidated	19.4%	15.3%	19.1%	16.3%